Exhibit 10.21.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered effective as of this 11th day of September, 2021 (the “Effective Date”) between Rhythm Pharmaceuticals, Inc., a Delaware corporation located at 222 Berkeley Street, Suite 1200, Boston, MA 02116 (the “Company”), and Murray Stewart, D.M., F.R.C.P. (the “Consultant”), residing or having a principal place of business at ________________________________ (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Consultant and the Company are party to an offer letter dated as of Setptember 14, 2018 (the “Offer Letter”);

WHEREAS, the Consultant terminated employment as the Company’s Chief Medical Officer as of September 10, 2021 (the “Separation Date”) without Good Reason (as defined in the Offer Letter), it being understood and agreed by the Parties that the Consultant will not be entitled to the severance payments and benefits set forth in the Offer Letter; and

WHEREAS, the Company, on behalf of itself and its subsidiaries and successors, whether now existing or hereafter acquired or established (severally and collectively, the “Company”) desires to obtain the services of the Consultant, and the Consultant is willing to render services upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and the Consultant hereby agree as follows:

ARTICLE 1.  ENGAGEMENT AND SCOPE OF WORK

1.1.Engagement. Subject to the following terms and conditions, the Company hereby retains the Consultant to perform such consulting and advisory services related to the Consultant’s area of work experience and expertise as the Company may from time to time reasonably request (the “Services”) and the Consultant accepts such engagement. All Services to be performed by the Consultant for the Company shall be under the general supervision of the Company. The Services may be sought by the Company over the telephone, in writing or by email, or in person at the Company or at the Consultant’s offices or laboratory or in other locations as mutually agreed upon.

1.2.Commitment. The Consultant agrees to be available to render the Services from time to time as requested by the Company at such times and locations as may be mutually agreed by the Parties. The Consultant shall devote at least twelve (12) hours per week to the performance of the Services. The Consultant shall devote reasonable commercial efforts to the performance of the Services, and shall perform them in accordance with all applicable laws and regulations, and consistent with current industry standards relative to such Services.

1.3.Nature of Relationship. The Parties acknowledge and agree that, subject to Section 4.1 and the other remaining provisions of this Agreement, the Consultant is entering into a non-exclusive consulting relationship with the Company.

ARTICLE 2.  COMPENSATION

2.1.Consulting Fees. For all Services provided under this Agreement, the Company will pay the Consultant a monthly fee of $12,000 per month, prorated for any partial month of service and payable monthly in arrears.  The Consultant acknowledges and confirms that the Consultant has been selected to serve as a Consultant because of expertise in the relevant subject matter. Nothing in this Agreement is intended to be, or construed as, a reward for past or incentive for future decisions regarding prescribing, purchasing, using, recommending preferential formulary status, or dispensing any Company product. The Parties represent and warrant that the compensation described in this Section 2 was determined by the Parties through good faith and arms-length bargaining, constitutes fair market value for the Services, and has not been determined in a manner that takes into account the volume or value of any business between the Parties or as an inducement to generate business for Company. The Parties further acknowledge and agree that the Consultant shall continue to make all treatment and prescribing decisions (including prescribing products) solely in accordance with independent medical and clinical judgment, and that such decisions shall not be affected by this Agreement, the payments made hereunder or the relationship created hereby.

2.2.Expenses. Travel and related expenses incurred by the Consultant in connection with the performance of Services under this Agreement will be reimbursed at actual cost by the Company. No reimbursement will be made for any expenses incurred by the Consultant during the performance of Services under this Agreement unless such expenses are approved in advance by the Company. All approvals by the Company must be given or confirmed in writing; expense approvals can be requested from the Chief Executive Officer or any Vice President of the Company.

2.3.Equity Awards. Schedule A to this Agreement sets forth each option to purchase shares of the Company’s common stock (each, an “Option”) and restricted stock unit award of the Company held by the Consultant (each, an “RSU Award” and together with the Options, the “Equity Awards”), in each case, as of the Separation Date. There shall be no break in service as a result of the occurrence of the Separation Date and the Consultant’s commencement of Services under this Agreement for purposes of the Equity Awards.  However, notwithstanding anything to the contrary in the agreements evidencing the Equity Awards, and subject to Section 7.1 below, Consultant acknowledges and agrees that (i) as of the Separation Date, each Equity Award was vested as to the number of shares shown under the heading “Vested Shares” set forth on Exhibit A (“Vested Shares”); (ii) each RSU Award shall remain eligible to vest during the Consulting Period with respect to the number of shares shown under the heading “Shares Eligible to Vest” set forth on Exhibit A (“Shares Eligible to Vest”) in accordance with its original vesting schedule and subject to the Consultant’s continued Services under this Agreement through the applicable vesting date(s); (iii) the portion of each Equity Award that covers neither Vested Shares nor Shares Eligible to Vest was forfeited and terminated for no consideration as of the Separation Date; and (iv) the portion of each Option covering Vested Shares will remain outstanding and exercisable until the earlier of (A) the final expiration date of the Option set forth in the documents governing the Option and (B) the expiration of three months following the termination of the Services (provided that the Option will remain subject to earlier termination in connection with a corporate transaction or event in accordance with the documents governing the Option).

2.4. 2021 Bonus. The Company shall pay to the Consultant an amount in cash equal to the annual bonus the Consultant would have earned for 2021 had the Consultant remained employed by the Company, as determined by the Company’s board of directors in its discretion based on actual performance achieved, multiplied by a fraction (a) the numerator of which is (i) nine (9) plus (ii) the product of thirty percent (30%) and the number of months the Consultant provides the Services hereunder during the fourth quarter of 2021, and (b) the denominator of which is twelve (12). Such amount shall be paid to the Consultant, less applicable withholdings, when 2021 bonuses are paid in the ordinary course to actively employed senior executives of the Company, but in no event later than March 15, 2022.

2.5.Other.  Any other future compensation, including equity awards or fees, shall be determined in the discretion of the Company and/or the Board.

ARTICLE 3.  THIRD PARTY RESTRICTIONS AND POLICIES

3.1.Absence of Restrictions. The Consultant represents and warrants that the Consultant is presently under no contractual or other restrictions or obligations which are inconsistent with the Consultant’s execution of this Agreement or the performance of the Services hereunder, and during the term of this Agreement, the Consultant agrees not to enter into any agreement, either written or oral, that conflicts with the obligations under this Agreement. The Consultant represents and warrants that the performance of all the terms of this Agreement does not and will not breach any agreement or obligation to keep in confidence proprietary information acquired by the Consultant from any third party in confidence or in trust. The Consultant agrees not to divulge to the Company any trade secrets, know-how, confidential information, or other proprietary intellectual property, including any such items that the Consultant may have acquired from or developed for any third party, in violation of any agreement between the Consultant and such third party.

ARTICLE 4.  DISCLOSURES, NON-COMPETITION, AND NON-SOLICITATION

4.1.Disclosures. The Consultant agrees to fully disclose his/her relationship with Company contemplated in this Agreement, consistent with requirements of any healthcare institution, medical committee, or other medical or scientific organization with which the Consultant is affiliated. If the Consultant is or becomes a member of a committee of a third party that is responsible for setting formularies or developing clinical practice guidelines affiliated with any healthcare institute, medical committee, or other scientific organization (collectively, “Committee”), The Consultant agrees to comply with all disclosure obligations to such Committee and shall disclose to said Committee the existence and nature of the Consultant’s relationship with Company without breaching any obligations of confidentiality to Company as provided under the Agreement. Upon disclosure, the Consultant shall follow the procedures set forth by the Committee of which the Consultant is a member (e.g., recusing oneself from decisions relating to the product for which the Consultant has provided services to Company). The Consultant represents and warrants that the Consultant has fully complied with any obligations of its current place of employment or applicable institutional affiliations to disclose and obtain prior written approval of the Consultant’s acting as a consultant for Company and of the duties required of the Consultant under this Agreement.

4.2.Non-Competition. The Consultant understands the confidential nature of the information and materials that the Consultant will acquire or develop in performing Services under this Agreement. The Consultant acknowledges that if such information or materials were revealed to competitors of the Company, then such disclosure could cause damage to the Company. Therefore, the Consultant acknowledges and agrees that, for the duration of the term of this Agreement, the Consultant shall not engage in any activity that would constitute a conflict of interest with the Company, and shall not assist any other person or entity that competes or intends to compete with the Company and any other specific programs agreed to in writing by the Parties. The Consultant agrees to notify Company in writing prior to performing any services for or on behalf of a drug compendia organization which relates to a Company product. The Company reserves the right to terminate services in the event that the Company determines, in its sole discretion, that such compendia-related activities pose a potential conflict of interest with the Consultant’s Services for Company. The Consultant agrees that, until the later of the termination of this Agreement or the first anniversary of the Separation Date, the Consultant will not, directly or indirectly, as an officer, director, manager, employee, consultant, advisor, owner, partner, member, stockholder, or in any other capacity, (a) compete with the business or planned business of the Company or any of its subsidiaries or controlled affiliates, or (b) take any steps or actions to facilitate or prepare for competition with the business or planned business of the Company or any of its subsidiaries or controlled affiliates, nor will the Consultant assist another person to take any action that the Consultant would be prohibited from taking under this Section 4.2.  The obligations not to compete that the Consultant has undertaken under this Section 4.2 shall apply in all countries of the world.  For purposes of this Section 4.2, the Consultant will not be deemed or treated as being in competition with the business or planned business of the Company or any of its subsidiaries or controlled affiliates or as being in violation of the covenant set forth in the clause (b) above in this Section 4.2 merely by virtue of the Consultant’s ownership of any equity interest in any business or person that is in competition with, or is planning to be in competition with, the business or planned business of the Company or any of its subsidiaries or controlled affiliates, if my ownership of any such equity interest represents five percent (5%) or less the total equity interests in such business or person.  The Consultant hereby acknowledges and agrees that the foregoing restrictions contained in this Section 4.2 are reasonable, proper and necessitated by the legitimate business interests of the Company and will not prevent the Consultant from earning a living or pursuing the Consultant’s career.  In the event that a court finds this Section 4.2, or any of its restrictions, to be unenforceable or invalid, the Consultant and the Company agree that (i) this Section 4.2 will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and (ii) the Consultant shall be bound, and such court shall enforce, this Section 4.2 as so modified.  The parties agree that for the purposes of this Agreement, “business” shall mean development of MC4R agonists for the treatment of human disease.  The Consultant has seven business days following the Consultant’s execution of this Agreement to revoke this Agreement by delivering written notice to the General Counsel of the Company.

4.3.Non-Solicitation. The Consultant further acknowledges and agrees that, for the duration of the term of this Agreement and for one (1) year thereafter, the Consultant shall not directly or indirectly (a) solicit, hire or engage, or attempt to solicit, hire or engage, any individual as an employee, consultant, advisor, officer, manager, managing partner, director or in any other similar capacity if such individual shall have been an employee of the Company or any of its subsidiaries or controlled affiliates at any time during the one (1) year period prior to the

Separation Date;  (b) solicit, induce or attempt to induce any customer, vendor, contractor, consultant or advisor of the Company or any of its subsidiaries or controlled affiliates to terminate, diminish, or materially alter his, her or its relationship with the Company or any of its subsidiaries or controlled affiliates; or (c) solicit, induce or attempt to induce any potential customer, vendor, contractor, employee, consultant or advisor whose identity and potential relationship with the Company or any of its subsidiaries or controlled affiliates the Consultant learned as a result of my employment with the Company, not to establish, or to diminish or materially alter, such potential relationship with the Company or any of its subsidiaries or controlled affiliates.  In the event that a court finds this Section 4.3, or any of its restrictions, to be unenforceable or invalid, the Consultant and the Company agree that (i) this Section 4.3 will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and (ii) the Consultant shall be bound, and such court shall enforce, this Section 4.3 as so modified.

ARTICLE 5.  OWNERSHIP OF INVENTIONS

5.1.Definition. As used herein, “Inventions” shall mean all inventions, ideas, discoveries, developments, methods, data, information, improvements and biological or chemical materials, (whether or not protectable under state, federal, or foreign patent, copyright, trade secrecy or similar laws) conceived, reduced to practice or tangible medium, discovered or developed by the Consultant or under the Consultant’s direction (whether alone or with others), whether or not or on the premises of the Company, which arise out of the Consultant’s Services.

5.2.Disclosure of Inventions. The Consultant shall promptly disclose to the Company any and all Inventions and shall maintain adequate and current written records (in the form of notes, sketches, drawings or otherwise as may be specified by the Company) to document the conception, reduction to practice, discovery or development of any Invention. Such records shall be considered Confidential Information of the Company hereunder and shall be available to and remain the sole property of the Company at all times.

5.3.Assignment and Cooperation. The Consultant acknowledges and agrees that all Inventions shall be the sole property of the Company. The Consultant hereby assigns and, if relevant, shall cause all of the Consultant’s employees, officers and directors to assign to the Company (or any other person or entity designated in writing by the Company) all of the Consultant’s and the Consultant’s representatives’ right, title and interest in and to the Inventions and any and all related patent rights, copyrights, trademarks and other industrial and intellectual property rights and applications and registrations therefor anywhere in the world. During and after the Consultant’s engagement with the Company, the Consultant and/or Consultant’s employees, officers and directors, as relevant, shall cooperate with the Company or its designee, at the Company’s request and expense, in obtaining proprietary protection for the Inventions, including executing all documents which the Company shall reasonably request in order to perfect the Company’s rights in the Inventions. The Consultant hereby appoints the Company as the Consultant’s attorney to execute and deliver any such documents on the Consultant’s behalf in the event the Consultant should fail or refuse to do so within a reasonable period following the Company’s request.

ARTICLE 6.  CONFIDENTIAL INFORMATION AND MATERIALS

6.1.Definitions. As used herein, “Confidential Information” shall mean any scientific, technical, business, financial or other information of the Company or its affiliates that is treated by the Company as confidential or proprietary and that becomes known to or is developed by the Consultant in connection with the Consultant’s engagement with the Company, regardless of whether such information is specifically labeled or identified as “Confidential” or prepared in full or in part by the Consultant and regardless of whether such information is in written, oral, electronic or other form. Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information. Any similar information obtained by or given to the Company about or belonging to its suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others shall also be considered Confidential Information. As used herein, “Materials” shall mean any biological or chemical materials which may become known to the Consultant in connection with the Consultant’s engagement with the Company and may include, without limitation, any and all reagents, substances, chemical compounds, subcellular constituents, cells or cell lines, organisms and progeny, mutants, derivatives or replications thereof or therefrom.

6.2.Exceptions. Confidential Information shall not include information which the Consultant can demonstrate:

(a)was in the public domain prior to the time of its disclosure under this Agreement;

(b)entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Consultant;

(c)was independently developed or discovered by the Consultant outside of the course of performing the Services prior to the time of its disclosure under this Agreement; or

(d)is or was disclosed to the Consultant at any time, whether prior to or after the time of its disclosure under this Agreement, by sources other than the Company and its affiliates having no duty of confidentiality, whether direct or indirect, with respect to such Confidential Information and having the legal right to disclose such Confidential Information.

Notwithstanding any other provision hereof, it shall not be a violation of this Agreement for the Consultant to disclose Confidential Information to the extent such disclosure is required to comply with applicable laws or governmental regulations, provided that the Consultant provides prior written notice of such disclosure to the Company and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

6.3.Ownership; Consultant Obligations. The Consultant understands that the Company continually obtains and develops valuable Confidential Information and Materials. The Consultant acknowledges that the Consultant’s relationship with the Company is one of high trust and confidence and that in the course of the Consultant’s engagement and prior period of employment with the Company, the Consultant has and will have access to and contact with Confidential Information and Materials. The Consultant acknowledges that the Company is and shall at all times remain the sole owner of the Confidential Information and Materials. With respect to all Confidential Information and Materials, the Consultant acknowledges and agrees:

(a)that all Confidential Information and all Materials, and all material or medium, including, without limitation, all files, letters, memoranda, reports, data, forms, manuals, sketches, laboratory notebooks, computer records or files, and other records and any other written, photographic, electronic or tangible material or medium, containing the Confidential Information or Materials prepared or compiled by the Consultant or furnished to or accessible by the Consultant in the course of Consultant’s engagement or prior period of employment with the Company are and shall remain the exclusive property of the Company or the third party providing such Confidential Information or Materials to the Consultant or the Company;

(b)that the Consultant shall not publish, disclose or otherwise make available to any third party, any Confidential Information or Materials, except (i) to employees of the Company as required in connection with the performance of the Services, (ii) to third parties, such as clinical sites and contract research organizations, as reasonably required in connection with the performance of the Services, provided that such third parties and the Company have executed a confidential disclosure agreement pursuant to which such third parties have agreed to protect the confidentiality of such Confidential Information or (iii) as otherwise expressly authorized in writing by the Company;

(c)that the Consultant shall not use such Confidential Information or Materials for Consultant’s own benefit, or for the benefit of any other person or business entity, or for any other purpose, except for the performance of the Services to the Company and in accordance with any Company policies given to the Consultant in writing with respect to the protection of such Confidential Information or Materials;

(d)that the Consultant shall use the Confidential Information and Materials in accordance with all applicable governmental laws, rules, and regulations; and

(e)that the Consultant will exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information and Materials in Consultant’s possession and not to remove any material or medium containing Confidential Information or any Materials from the Company’s premises except to the extent reasonably necessary to perform the Services.

Upon the termination of Consultant’s engagement, or at any time upon the Company’s request, the Consultant shall return immediately to the Company any and all material or medium containing any Confidential Information, or copies thereof, or Material then in Consultant’s possession or under Consultant’s control, provided, however, that the Consultant may retain one copy of such Confidential Information solely for the purpose of determining the extent of Consultant’s obligations hereunder.

6.4.Trade Secrets; Whistleblower Protections. In accordance with 18 U.S.C. §1833, notwithstanding anything to the contrary in this Agreement or any other agreement between the Consultant and the Company or any of its subsidiaries (together, the “Subject Documents”): (a) the Consultant will not be in breach of any Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if the Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Consultant may disclose the trade secret to the Consultant’s attorney, and may use the trade secret information in the court proceeding, if the Consultant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Furthermore, the Parties agree that nothing in the Subject Documents prohibits the Consultant from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under any whistleblower protection provisions of state or federal law or regulation or releases or restrains the Consultant’s right to receive an award for information provided to any such government agencies or entities.

6.5.Return of Property.  The Consultant affirms that the Consultant has returned to the Company all notes, memoranda, specifications, drawings, devices, formulas, and documents, together with all copies thereof, any other material containing or disclosing any Confidential Information or Materials and any other physical or personal property that is the property of the Company that the Consultant previously had in the Consultant’s possession.

ARTICLE 7.  TERM AND TERMINATION

7.1.Term. This Agreement shall commence on the Effective Date and shall remain in effect through the first anniversary of the Effective Date (such period, the “Consulting Period”), unless earlier terminated in accordance with the provisions of this Article 7.  Notwithstanding the foregoing, unless the Release Effective Date occurs on or prior to October 10, 2021, the Consulting Period shall terminate immediately and the Consultant shall not be entitled to be paid any of the compensation pursuant to Article 2 above regardless of the provision of any Services prior to such date.

7.2.Termination by Either Party. Either Party may terminate this Agreement upon thirty (30) days’ prior written notice, with or without cause. Notwithstanding the foregoing, the Company may terminate this Agreement immediately upon giving written notice of termination to the Consultant if the Consultant breaches or threatens to breach any provision of Articles 3, 4, 5 or 6. In addition, the Company may terminate this Agreement effective immediately upon written notice to the Consultant (or the Consultant’s legal representative) in the event of death or legal incapacity of any designated the Consultant representative. Any termination for cause hereunder shall be without prejudice to any right or remedy the terminating Party may otherwise have under this Agreement.

7.3.Effect of Expiration or Termination. Upon expiration or termination of this Agreement, neither the Consultant nor the Company shall have any further obligations under this

Agreement, except for liabilities accrued through the date of termination (including amounts payable to the Consultant pursuant to Article 2 through the termination date) and Articles 4, 5, 6,  and 10 and this Section 7.3 shall survive.

ARTICLE 8.  GOOD STANDING AND DEBARMENT

8.1.Good Standing. The Consultant represents and warrants that the Consultant (i) shall comply with all federal, state and local laws, rules, regulations and ordinances, and all professional standards, applicable to the Services including, but not limited to, the Federal anti-kickback statute (21 U.S.C. § 1320a-7(a)); (ii) has a valid state medical or professional license and is currently in good standing; (iii) has not been subject to pending or final adverse action, suspension, revocation, termination, disciplinary action or other similar action by any healthcare licensing authority, medical board, medical society, medical association or accrediting body; and (iv) has not been charged, convicted, pleaded guilty or no contest of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action.

8.2.Debarment. The Consultant further represents and warrants that the Consultant: (i) has not been convicted of an offense related to any federal or state healthcare program including, but not limited to those within the scope of 42 U.S.C. § 1320a-7(a); (ii) is not currently excluded, debarred, suspended or otherwise ineligible to participate in federal or state health care programs, including, but not limited to debarment under Section 306 of the Federal Food Drug and Cosmetic Act (21 U.S.C. § 335(a)) or in Federal procurement or non-procurement programs by the Office of Inspector General or the General Services Administration; (iii) has not been excluded, suspended or is other ineligible for federal or state healthcare program participation, including but not limited to, persons identified on the General Services Administration’s List of Parties Excluded from Federal Programs or the U.S. Department of any of the FDA Clinical Investigator enforcement lists, including but not limited to, the Disqualified/Totally Restricted List, Restricted List, or Adequate Assurances List. The Consultant immediately shall notify the Company if at any time during the term of this Agreement the Consultant becomes aware that the Consultant, or any person employed by Consultant, in connection with any work to be performed for or on behalf of Company, has become or is (i) in the process of being charged, convicted, excluded, debarred, suspended or otherwise rendered ineligible to participate in Federal healthcare programs or in Federal procurement or non-procurement programs by the Office of Inspector General or the General Services Administration; (ii) subject to disciplinary action by any healthcare licensing authority; (iii) subject to criminal charges related to the provision of healthcare items or services; or (iv) on an enforcement list. The Consultant agrees to promptly inform the Company in writing of any exclusion, suspension, conviction or other event that makes the Consultant, or any person employed by the Consultant, ineligible to participate during the terms of this Agreement in Federal healthcare programs or in Federal procurement or non-procurement programs, or if any action, suit, claim or investigation or proceeding relating to the foregoing is pending, or to the best of the Consultant’s knowledge is threatened.

ARTICLE 9.  RELEASE OF CLAIMS

9.1.Release of Claims. In consideration of the Company’s agreement to enter into this Agreement, the Consultant, on the Consultant’s own behalf and on behalf of any of the

Consultant’s affiliated companies or entities and any of the Consultant’s or their respective heirs, family members, executors, agents and assigns, hereby and forever releases the Company and any of its direct or indirect subsidiaries and affiliates, and any of its or their respective current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any disputes, claims, complaints, grievances, charges, actions, petitions, and demands (collectively, “Claims”), whether presently known or unknown, suspected or unsuspected, that the Consultant may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date the Consultant signs this Agreement, including, without limitation:

(a)any and all Claims relating to or arising from the Consultant’s prior employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)any and all Claims relating to, or arising from, the Consultant’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any Claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all Claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)any and all Claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967 (the “ADEA”); the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; and the Massachusetts Fair Employment Practices Act;

(e)any and all Claims for violation of the federal or any state constitution;

(f)any and all Claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)any Claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by the Consultant as a result of this Agreement;

(h)any and all Claims arising out of the wage and hour and wage payment laws and regulations of the state or states in which the Consultant has provided service to the Company or any of its affiliates, including without limitation the Massachusetts Payment of Wages Law; and

(i)any and all Claims for attorneys’ fees and costs.

The Consultant agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release (i) the Consultant’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under any whistleblower protection provisions of state or federal law or regulation (including the Consultant’s right to receive an award for information provided to any such government agencies or entities), (ii) the Consultant’s right to file a charge with or participate in a charge, investigation or proceeding by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that the Consultant’s release of claims herein bars the Consultant from recovering monetary or other individual relief from the Company or any Releasee in connection with any charge, investigation or proceeding, or any related complaint or lawsuit, filed by the Consultant or by anyone else on the Consultant’s behalf before the federal Equal Employment Opportunity Commission or a comparable state or local agency), (iii) Claims for any state unemployment insurance benefits or disability insurance benefits pursuant to the terms of applicable state law, (iv) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of Consolidated Omnibus Budget Reconciliation Act of 1985, (v) any other Claims that cannot be released by private agreement under applicable law, but only to the extent such Claims cannot be released under such law, (vi) Claims under this Agreement and (vii) Claims for indemnification by the Company pursuant to contract, directors’ and officers’ insurance, the Company’s amended and restated certificate of incorporation or amended and restated bylaws or applicable law.

9.2.Acknowledgment of Waiver of Claims under ADEA. The Consultant understands and acknowledges that the Consultant is waiving and releasing any rights the Consultant may have under the ADEA, and that this waiver and release is knowing and voluntary. The Consultant understands and agrees that this waiver and release does not apply to any rights or Claims that may arise under the ADEA after the date the Consultant signs this Agreement. The Consultant understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which the Consultant was already entitled. The Consultant further understands and acknowledges that the Consultant has been advised by this writing that: (a) the Consultant should consult with an attorney prior to executing this Agreement; (b) the Consultant has 21 days within which to consider this Agreement, and the Parties expressly agree that such time period to review this Agreement shall not be extended upon any material or immaterial changes to this Agreement; (c) the Consultant has seven business days following the Consultant’s execution of this Agreement to revoke this Agreement by delivering written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired (such effective date, the “Release Effective Date”); and (e) nothing in this Agreement prevents or precludes the Consultant from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event the Consultant signs this Agreement and returns it to the Company in less than the 21-day period identified above, the Consultant hereby acknowledges that the Consultant has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

ARTICLE 10.  MISCELLANEOUS

10.1.Indemnification. The Company agrees to defend, indemnify and hold harmless the Consultant from any third party actions, suits, claims, demands, prosecutions, liabilities and fines (including reasonable attorneys’ fees) (collectively, “Claims”) arising directly out of or in connection with this Agreement, provided however, that this indemnification shall not extend to any Claims arising as a direct result of any breach of any representation or warranty made by the Consultant or its representatives hereunder or any negligence or intentional wrongful acts or omissions on the part of the Consultant or its representatives. The foregoing indemnification shall be contingent upon the Consultant providing the Company with prompt written notice of such Claims and sole authority to defend and/or settle any such Claims. Notwithstanding the foregoing, the Company shall not settle any Claim which would result in an admission of liability on the part of the Consultant without the Consultant’s prior written consent.

10.2.Independent Contractor. The Consultant is an independent contractor under this Agreement. The Consultant is not any employee or agent of the Company and as a result will not be entitled to participate in, or receive any benefit, coverage, privilege or right as an employee, including without limitation, social security, unemployment, medical, pension, or under any employee benefit or welfare plan of the Company nor have authority to represent or bind the Company in any manner in dealings with third parties. The Consultant shall have sole responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws and for filing all required tax forms with respect to any amounts paid by the Company to the Consultant for the Services hereunder. The Consultant confirms and acknowledges that the Consultant has read and understands the Company’s Insider Trading Policy and agrees to comply with the requirements and obligations applicable to the Consultant thereunder.

10.3.Non-Referral. The Parties agree that the Consultant is under no obligation to solicit, refer or solicit referrals of patients for any Company business. The Consultant will not receive any benefit of any kind for making any referrals nor suffer any detriment for not making such referrals. The Parties further agree that no amount paid hereunder is intended to be, nor shall be construed as, an inducement or payment for referral of or recommending referral of patients for any Company business by the Consultant to Company (or its affiliates) or by Company (or its affiliates) to the Consultant. In addition, the fees charged hereunder do not include any discount, rebate, kickback or other reduction in charge, and the fees charged hereunder are not intended to be, nor shall they be construed as, an inducement or payment for referral, or recommendation of referral, of business by the Consultant to Company (or its affiliates) or by Company (or its affiliates) to the Consultant. The sole purpose of the fee paid to the Consultant hereunder is to pay fair market value for the time and effort the Consultant will spend.

10.4.Anti-Bribery Laws. Consultant shall comply with the requirements of all applicable anti-bribery legislation both national and foreign, including but not limited to the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act Consultant (“Anti-Bribery Laws”), and Consultant has not and will not make, promise or offer to make any payment or transfer anything of value (directly or indirectly) to (a) any individual, (b) corporation, (c) association, (d) partnership, or (e) public body (including but not limited to any officer or employee of any of the foregoing) who, acting in their official capacity or of their own accord, are in a position to influence, secure or retain any business for (and/or provide any financial or other advantage to) Company by improperly performing a function of a public nature or a business activity with the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or retaining business.

10.5.Notices. All notices to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given to a Party (a) upon delivery if delivered by hand, (b) five business days after mailed by registered or certified mail, return receipt requested, postage prepaid, or (c) one business day after mailing via any reputable overnight delivery service, postage prepaid and with delivery confirmation, in each case to such Party at its address set forth herein or at such other address as such Party shall have designated by notice in writing to the other Party.

10.6.Severability. If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, and all other provisions shall remain in full force and effect. If any provision in this Agreement shall be held to be excessively broad, it shall be construed by limiting it so as to be enforceable to the extent compatible with applicable law.

10.7.Captions. Captions of Articles and Sections of this Agreement have been added only for convenience, shall not be deemed to be a part of this Agreement, and shall not be admissible for the purpose of proving the intent of the Parties.

10.8.Complete Agreement; Amendments. This Agreement, including any Schedules hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by both Parties. Industry regulations or other considerations may require that Company update this Agreement from time to time. In such cases, the Consultant will receive a new Consulting Agreement to review and sign, which will supersede and replace the existing Agreement.

10.9.Rights of Publicity. Neither Party shall have the right to use the other Party’s name or likeness in any publications, publicity or other materials or presentations without obtaining the prior written consent of other Party.

10.10.Applicable Law. This Agreement shall be considered to have been made in the United States, and shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts, United States of America, without regard to its conflicts of laws principles.

10.11.Nonwaiver Provision. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

10.12.Assignment. Neither this Agreement nor any rights or obligations hereunder shall be assignable by either Party hereto without the prior written consent of the other Party, except that the Company may assign this Agreement to a subsidiary or affiliate or in connection with the merger, consolidation or sale of all or substantially all of its business or assets to which the Services relate.

10.13.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

10.14.Legal and Equitable Relief. The Parties acknowledge and agree that the restrictions contained in Articles 3, 4, 5, and 6 of this Agreement are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose. The Consultant acknowledges and agrees that any breach of any of the foregoing such provisions by the Consultant may cause substantial and irreparable injury to the Company; such injury may be difficult to measure; and monetary damages, even if ascertainable, may be inadequate compensation for such injury. Therefore, in the event of any breach by the Consultant of any such provision, the Company shall be entitled (in addition to monetary damages and to any other remedies available to the Company under this Agreement and at law) to seek equitable relief, including injunctive relief.

10.15.Transparency Reporting Requirements. The Consultant acknowledges that applicable Federal and State disclosure and reporting laws, regulations and industry guidelines may require Company to collect and report to government agencies any direct or indirect payment or transfer of value it makes to certain healthcare providers and organizations (collectively “Financial Transparency Laws”), which include without limitation, relevant provisions of the Affordable Care Act of 2010 and its implementing regulations. Notwithstanding anything to the contrary herein, Company may disclose, without prior notification to the Consultant, any information relating to this Agreement that Company reasonably believes is necessary to comply with Financial Transparency Laws and that this information may be posted on governmental websites or otherwise made publicly available. The Consultant shall cooperate with Company in its compliance with Financial Transparency Laws in connection with this Agreement and consents and agrees to Company’s disclosure of all payments and transfers of value received by the Consultant from Company. The Consultant shall promptly provide Company, in the format Company requests, with any information that Company reasonably believes it needs to comply with Financial Transparency Laws in connection with this Agreement. Without limiting the generality of the foregoing, such information may include information that relates to any Third Party healthcare provider and/or organization that receives any direct or indirect payment or other transfer of value from or on behalf of the Consultant in connection with this Agreement where Company reasonably believes that such payment and/or transfer of value must be reported under Financial Transparency Laws.

IN WITNESS WHEREOF, the Company and the Consultant have duly executed and delivered this Agreement as of the date first written above.

RHYTHM PHARMACEUTICALS, INC.		CONSULTANT:

By:		By:
Name:	David Meeker	Name:	Murray Stewart, D.M., F.R.C.P.
Title:	President and Chief Executive Officer
Date:		Date:

SCHEDULE A

Equity Awards

Grant Date	Award Type	Exercise Price	Vested Shares*	Shares Eligible to Vest**
10/15/2018	Option	$26.54	68,750	0
2/13/2019	Option	$29.78	37,500	0
2/14/2020	Option	$17.87	33,000	0
6/30/2020	RSU	N/A	0	25,000
2/11/2021	Option	$30.66	7,031	0
2/11/2021	RSU	N/A	0	2,344

*	Represents the number of shares of the Company’s common stock as to which the Equity Award was vested as of the Separation Date.
**

Represents the maximum number of shares of the Company’s common stock as to which the Equity Award will be eligible to vest during the term of the Agreement in accordance with its original vesting schedule, subject to the terms of the Agreement and the Consultant’s continued Services through the applicable vesting date(s).